PLX PHARMA INC.
2023 KEY EXECUTIVE RETENTION PLAN

AWARD NOTICE

PLx Pharma Inc. (the “Company”), pursuant to the Company’s 2023 Key Executive Retention Plan (“Plan”), hereby grants to the Participant named below a Retention Payment (the “Retention Payment”) in the amount set forth below. The award is subject to all of the terms and conditions as set forth in this notice (this “Award Notice”) and the Plan, a copy of which is attached hereto and incorporated herein in its entirety.  Except as otherwise indicated, any capitalized term used but not defined shall have the meaning ascribed to such term in the Plan.

Participant:	_________
Amount of Retention Payment	_________, less applicable taxes and withholdings.

Acknowledgement and Agreements

1.	In exchange for this Award Notice and the Retention Payment, Participant acknowledges and agrees that the Company shall have no further obligation to provide the severance payments pursuant to Section _________ of that certain employment agreement between Participant and Company, dated _________ (the “Employment Agreement”) and Sections _________ are hereby cancelled and rescinded. All other terms and conditions of the Employment Agreement remain in full force and effect.

2.	Participant acknowledges and agrees that the Company’s payment of the Retention Payment is contingent upon and subject to Participant’s execution of the general release of claims attached to this Award Notice as Exhibit 1.

3.	Participant hereby acknowledges and agrees that Participant understands the Award Notice and the Plan and that this Award Notice and Plan set forth the entire understanding between the Participant and the Company regarding this Award Notice and the Retention Payment and supersedes all prior oral or written agreements, promises and/or representations on that subject.

IN WITNESS WHEREOF, the parties hereto have executed this Award Notice as of the date first written above.

PLx Pharma Inc.	Participant

By: ___________________________	By: ___________________________
Title:	Name:
Date: __________________________	Date: __________________________

Exhibit 1

AGREEMENT AND RELEASE OF ALL CLAIMS

THIS AGREEMENT AND RELEASE OF ALL CLAIMS is by and between _________ (“Employee”) and PLX PHARMA INC., its affiliates (including, without limitation, PLx Opco Inc.), directors, officers, managers, supervisors, other employees, agents, and representatives (collectively referred to as “Company”).

WHEREAS, the Employee was selected to be a participant in the Company’s 2023 Key Executive Retention Plan (the “Plan”);

WHEREAS, under the Plan, Employee is entitled to receive payment to which he/she would not otherwise be entitled;

WHEREAS, unless expressly provided by the Plan or the Award Notice, the terms and conditions of Employee’s employment shall remain in effect;

NOW, THEREFORE, Employee and Company hereby agree:

1. (a) In consideration for the payment to be provided under the Plan, pursuant to the Plan Award Notice (the “Award Notice”), the Employee agrees and does hereby release and discharge Company from any and all claims, charges, causes of action, and demands which he/she has or may have, of any kind or character, whether now known or unknown, including, but not limited to, any claim for salary, compensation, severance pay, or other benefits, expenses, actual or compensatory damages, exemplary or punitive damages, interest, attorneys’ fees, costs, present or future employment, and any form of declaratory or injunctive relief not expressly provided in this Agreement, but excepting claims, if any, relating specifically to retirement benefits under an Company-sponsored retirement plan or relating to benefits subject to COBRA. This release includes, without limitation, all claims arising from, attributable to, or related to (i) Employee’s employment by Company, (ii) Employee’s employment agreement with the Company dated ________ (the “Employment Agreement”) and (iii) any and all acts or omissions related to these matters in any manner, which claims have accrued on or before the date of his/her execution of Agreement. This release includes but is not limited to claims of detrimental reliance; wrongful discharge; discrimination on the basis of age, sex, race, national origin, religion, disability, genetic information, or any other characteristic protected under federal, state, or local law; retaliation; failure to accommodate; failure to promote; negligent supervision; invasion of privacy; intentional infliction of emotional distress; and any other claim arising from any alleged unlawful or wrongful conduct, whether based on federal or state statute, regulation, or common law (contract, tort, equity, or other) of any jurisdiction, or on any municipal ordinance. Employee acknowledges that he/she is aware of any rights he/she may have under the Age Discrimination in Employment Act (ADEA), including the Older Workers Benefits Protection Act; Title VII of the Civil Rights Act (42 U.S.C. § 2000e, et seq.); the Americans with Disabilities Act; the Fair Labor Standards Act, including the Equal Pay Act; the Family and Medical Leave Act; and any applicable state labor law, statute, code, regulation, or order, but excepting Employee’s rights, if any, to unemployment compensation.

(b)       Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a claim or suit to enforce his rights under this Agreement or to filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”), the SEC, or any other federal, state, or local governmental regulatory or law enforcement agency (collectively with the EEOC and SEC, the “Government Agencies”). Employee further understands that nothing in this Agreement or the Offer Letter limits Employee’s ability to communicate with the any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information (including Confidential Information) to a Government Agency. Nevertheless, Employee understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement) under any of the claims and/or causes of action waived in Sections 1(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC with respect to any claims released and waived in this Agreement. However, Employee may receive money properly awarded by the SEC or other Government Agency as a reward for providing information to that agency.

2. This Release shall be broadly construed so as to release, acquit and forever discharge Company, its successors, representatives and assigns, with regard to those claims described above and with regard to all claims of any nature whatsoever, arising out of Employee’s employment by Company, from the beginning of time to the date of his/her execution of this Agreement.

3. Employee represents and confirms that he/she has not filed or otherwise initiated any lawsuit, complaint, charge, or other proceeding against Company in any local, state, or federal court or agency based on events occurring on or before the date of his/her execution of this Agreement. Employee also expressly waives any right to damages or other legal or equitable relief awarded by any governmental agency or court relating to any lawsuit, complaint, charge, or other proceeding (regardless by whom filed), that is pending or that is filed in the future, and which is based on events occurring on or before the date of his/her execution of this agreement.

4. Except as may otherwise be required by law or pursuant to a subpoena issued and served, Employee agrees not to disclose to any third person (except for a member of his/her immediate family, or his/her attorney or tax advisor, whom he/she may consult regarding this Agreement), the terms or conditions of this document.

5. Employee acknowledges any claims he/she may have regarding his/her employment, or otherwise, are disputed and that, by entering into this Agreement, the parties will avoid the possibility of future expense and uncertainty. Employee further acknowledges that Company denies any unlawful conduct or other wrongdoing related to the employment of Employee, and that Company knows of no claim Employee may have against Company. This Agreement does not constitute any evidence of unlawful conduct or wrongdoing on the part of Company.

6. Employee is bound by this Agreement. Anyone who succeeds to Employee’s rights and responsibilities, such as his/her heirs or executor of his/her estate, is also bound. The release of all claims is made for the benefit of Company and all who succeed to its rights and responsibility, such as its successors or assigns.

7. This Agreement supersedes, replaces, and merges all previous agreements, correspondence, negotiations, and discussions between Employee and Company or their respective attorneys or agents, relating to the same or similar subject matters and constitutes the entire agreement between Employee and Company. All terms of Employee’s Employment Agreement, unless expressly modified herein, remain in effect. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or any of its provisions shall be binding unless made in writing and signed by both parties.

8. Employee further states that he/she has carefully read this Agreement, that he/she has had the opportunity to review it with his/her attorney; that he/she fully understands the provisions and their final and binding effects; that this Agreement is the only agreement of any kind between him/her and Company relating to the subject matter hereof; and that he/she is signing this Agreement knowingly and voluntarily. Employee acknowledges, represents, warrants, and agrees that in entering into this Agreement, Employee has not received and is not relying on any advice, statement, representation, warranty, or covenant of Company or any other person or entity that is not expressly set forth herein.

9. In addition to releasing claims as set forth above, Employee agrees never to sue Company in any forum for any reason covered by any release contained in this Agreement. If Employee sues Company in violation of this Agreement, Employee shall be liable to Company for Company’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Employee acknowledges that Company would be irreparably injured if Employee violates his/her obligations under this Section 9 and therefore Employee agrees that if he/she violates or attempts to violate this section, Company shall, in addition to any other available remedies, be entitled to temporary/preliminary and permanent injunctive relief to restrain Employee from violating this section.

10. Employee acknowledges that, because he/she is age 40 or older, he/she has specific rights under the Older Worker Benefits Protection Act (OWBPA), an amendment to the Age Discrimination in Employment Act (ADEA), and that this Agreement is intended to release any right to damages Employee may have against Company based on any allegation of discrimination on the basis of age under the ADEA, including the OWBPA. Employee expressly acknowledges and agrees that by entering into this Agreement, he/she is waiving any and all rights or claims that he/she may have arising under ADEA, including the OWBPA. Employee further expressly acknowledges and agrees that:

(a)	The payment made to Employee under this Agreement is more than Company is required to pay under the law, the Agreement, and under Company’s standard policies and procedures, and that Company is making the payment in consideration for Employee’s waiver and release of all claims;

(b)	Employee was given a copy of this Agreement on February 13, 2023, and consistent with the provisions of OWBPA, he/she has forty-five (45) days (until March 30, 2023) to consider the Agreement;

(c)	Employee has been and is hereby advised to consult with an attorney before signing this Agreement, and has had the opportunity to consult with an attorney before signing this Agreement;

(d)	Employee has seven (7) days following the date of his/her execution of this Agreement to revoke or rescind his/her acceptance. To rescind this Agreement, Employee must, within the seven (7) days after the date he/she signs this Agreement, deliver a notice of rescission to Rita O’Connor, PLx Pharma Inc., 9 Fishers Lane, Suite E, Sparta, NJ 07871. To be effective, such notice of rescission must be physically delivered to Ms. O’Connor no later than the end of the seventh day following the date of his/her execution of this Agreement; and

(e)	If Employee revokes this agreement, he/she will be required to repay the Retention Payment, which is the consideration for this Agreement, pursuant to the Plan and the Award Notice.

11. Employee covenants and agrees that neither he/she, nor his/her successors or assigns, nor any related or affiliated person, firm, partnership or corporation, has assigned or conveyed to any person or entity not a signatory to this Agreement any right or cause of action, whether in whole or in part, that he/she may have against Company.

12. The parties understand and agree this Agreement may be executed in multiple originals, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

13. This Agreement shall be interpreted and construed in accordance with, and shall be governed by and subject to, the laws of the State of New York, except to the extent federal law may apply. All actions relating to this Agreement shall be resolved exclusively in the state or federal courts located in New York, New York, to whose jurisdiction both Company and Employee expressly consent.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, accept and agree to the provisions it contains, and hereby execute it voluntarily, knowingly, and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

PLX PHARMA INC.

By: _________________________________

Natasha Giordano, President & CEO

ACKNOWLEDGMENT OF RECEIPT BY EMPLOYEE

I acknowledge I received a copy of this Agreement and Release of Claims for review and consideration on the date indicated below.

DATED this ____ day of February, 2023.

_______________________________ [NAME]

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

After having the opportunity to consider this Agreement and Release of Claims as stated above, I hereby accept the terms and conditions contained therein. I understand I have seven (7) days from this date within which to revoke my acceptance of the Agreement.

ACCEPTED AND AGREED this ____ day of February, 2023.

_______________________________ [NAME]